Exhibit 21.1

LIST OF Subsidiaries of Ultra Petroleum Corp.

Entity	Jurisdiction of Organization

UP Energy Corporation	Delaware

Ultra Resources, Inc.	Delaware

Ultra Wyoming, LLC	Delaware

UPL Pinedale, LLC	Delaware

UPL Three Rivers Holdings, LLC	Delaware

Ultra Wyoming LGS, LLC	Delaware

Keystone Gas Gathering, LLC	Delaware